Exhibit 99.1

DNB Financial Corporation

For further information, please contact:
Gerald F. Sopp CFO/Executive Vice-President
484.359.3138	FOR IMMEDIATE RELEASE
gsopp@dnbfirst.com	(NasdaqCM: DNBF)

DNB Financial Corporation
Announces 2011 Fourth Quarter and Full Year Earnings

(January 23, 2012 – Downingtown, PA) DNB Financial Corporation (“DNB”), parent of DNB First, National Association, the oldest national bank in the greater Philadelphia region, reported a 23.60% increase in net income and a 98.14% increase in core earnings for the fourth quarter of 2011, compared to the same period in 2010. Net income for the three months ended December 31, 2011 was $1.3 million compared to $1.1 million for the same period in 2010.  Earnings per common share for the fourth quarter of 2011 were $0.43 on a fully diluted basis compared to $0.34 for the same period in 2010.

Core earnings, which is a non-GAAP measure of net income excluding gains and losses on the sale of securities and prepayment penalties on FHLB advances, for the three months ended December 31, 2011 was $1.3 million compared to $645,000 for the same period in 2010. The Financial Statement section in this release includes a reconciliation of core earnings to the corresponding GAAP financial measure.

 William S. Latoff, Chairman and CEO said, “Successful businesses continue to be successful even in difficult times. We've navigated through the toughest economic periods and most volatile markets in memory, and remain strong and profitable. Our success cannot be attributed to a single quality, but a combination that includes prudent management, sound underwriting and a business philosophy that focuses on relationships and not just the bottom line. "

During the three months ended December 31, 2011, net interest income rose to $5.4 million compared to $4.9 million for the same period in 2010. The increase was due to a higher level of  loans combined with a reduction in interest expense, primarily due to lower rates on liabilities. The net interest margin for the three months ended December 31, 2011 was 3.74%, a 42 basis point increase over the same period in 2010.

Loans grew $7.5 million or 1.90% at December 31, 2011 compared to December 31, 2010 and assets grew $4.8 million or 0.79%. Deposits increased by $4.8 million or 0.97% to $497.5 million at December 31, 2011 compared to $492.7 million at December 31, 2010. Core deposits, i.e., demand deposits, money market accounts, NOW and savings accounts increased $37.8 million in aggregate or 10.66%, while time deposits declined $33.0 million or 23.87%. DNB’s composite cost of funds for the fourth quarter of 2011 dropped 31 basis points to 0.74% compared to 1.05% for the three months ended December 31, 2010.

Capital remained strong at the end of the fourth quarter of 2011, as DNB’s tier 1 leverage ratio stood at 10.14%, while its total risk-based capital ratio stood at 15.57%. Management believes that these levels of capital are appropriate for current market conditions. Stockholders' equity increased $5.9 million to $51.1 million at December 31, 2011 compared to $45.2 million at December 31, 2010, reflecting solid earnings growth.

Non-interest income for the three months ended December 31, 2011, absent gains on the sale of securities, declined $46,000 or 5.19% to $840,000 compared to the same period in 2010 primarily due to higher annuity sales in 2010.  Non-interest expense for the three months ended December 31, 2011 showed an increase of 4.18% or $171,000, compared to the same period in 2010, reflecting increases in salary and benefits costs offset by lower occupancy and FDIC insurance costs.

Non-performing loans to total loans was 1.89% at December 31, 2011, slightly up from 1.82% at December 31, 2010, but down from 1.95% at September 30, 2011. During the fourth quarter of 2011 and 2010, DNB provided $202,000 and $775,000 respectively, for credit losses. The allowance for credit losses was $6.2 million at December 31, 2011 compared to $5.9 million at December 31, 2010. Our coverage ratio, defined as the allowance for credit losses as a percentage of non-performing loans remained strong at  80.66% on December  31, 2011, but declined slightly from December 31, 2010's ratio of 81.46%.

William J. Hieb, President, Chief Risk and Credit Officer said, “We believe non-performing loans have stabilized within a manageable range and we expect fluctuations within this range to continue as economic conditions slowly improve. In the meantime, we will continue to provide adequate reserves as conditions warrant and remain prudent in our lending decisions. However, we are committed to helping local families and businesses navigate through these difficult times."

Net income for the 12 months ended December 31, 2011 was $4.9 million compared to $3.7 million for the same period in 2010. Earnings per common share for the 12 months of 2011 were $1.53 on a fully diluted basis compared to $1.16 for the same period in 2010. Core earnings, defined above, improved to $4.9 million for the 12 months ended December 31, 2011, compared to $2.7 million for the same period in 2010.

Chairman Latoff concluded, “We are proud of our accomplishments in 2011, but recognize that we cannot lose sight of the challenges that lie ahead. It’s these efforts that have allowed DNB First to maintain its independence, while achieving continued growth. In 2012, we must continue to strive to be a financially sound institution on which our shareholders, customers, employees and communities can rely to help meet their financial goals."

DNB Financial Corporation is a bank holding company whose bank subsidiary, DNB First, National Association, is a community bank headquartered in Downingtown, Pennsylvania with 12 locations. Founded in 1860, DNB First in addition to providing a broad array of consumer and business banking products, offers brokerage and insurance services through DNB Investments & Insurance, and trust services through DNB Wealth Management. DNB Financial Corporation’s shares are traded on Nasdaq’s Capital Market under the symbol: DNBF.  We invite our customers and shareholders to visit our website at http://www.dnbfirst.com.  DNB's Investor Relations site can be found at http://investor.dnbfirst.com/.

DNB Financial Corporation (the “Corporation”), may from time to time make written or oral “forward-looking statements,” including statements contained in the Corporation’s filings with the Securities and Exchange Commission (including this press release), in its reports to stockholders and in other communications by the Corporation, which are made in good faith by the Corporation pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended.

These forward-looking statements include statements with respect to the Corporation’s beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, that are subject to significant risks and uncertainties, and are subject to change based on various factors (some of which are beyond the Corporation’s control).  The words “may,” “could,” “should,” “would,” “will,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan” and similar expressions are intended to identify forward-looking statements.  The following factors, among others, could cause the Corporation’s financial performance to differ materially from the plans, objectives, expectations, estimates and intentions expressed in such forward-looking statements: the strength of the United States economy in general and the strength of the local economies in which the Corporation conducts operations; the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System; the recent downgrade, and any future downgrades, in the credit rating of the U.S. Government and federal agencies; inflation, interest rate, market and monetary fluctuations; the timely development of and acceptance of new products and services of the Corporation and the perceived overall value of these products and services by users, including the features, pricing and quality compared to competitors’ products and services; the willingness of users to substitute competitors’ products and services for the Corporation’s products and services; the success of the Corporation in gaining regulatory approval of its products and services, when required; the impact of changes in laws and regulations applicable to financial institutions (including laws concerning taxes, banking, securities and insurance); technological changes; acquisitions; changes in consumer spending and saving habits; the nature, extent, and timing of governmental actions and reforms, including the rules of participation for the Small Business Lending Fund (SBLF), a U.S. Treasury Department program; and the success of the Corporation at managing the risks involved in the foregoing.

The Corporation cautions that the foregoing list of important factors is not exclusive.  Readers are also cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date of this press release, even if subsequently made available by the Corporation on its website or otherwise.  The Corporation does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Corporation to reflect events or circumstances occurring after the date of this press release.

For a complete discussion of the assumptions, risks and uncertainties related to our business, you are encouraged to review our filings with the Securities and Exchange Commission, including our most recent annual report on Form 10-K, as well as any changes in risk factors that we may identify in our quarterly or other reports filed with the SEC.

DNB Financial Corporation
Condensed Consolidated Statement of Income (Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010

Interest income	$6,437	$6,351	$26,174	$26,050
Interest expense	1,032	1,474	4,644	7,062
Net interest income	5,405	4,877	21,530	18,988
Provision for credit losses	202	775	1,480	2,216
Non-interest income	840	886	3,605	3,423
Gain on sale of investment securities	36	633	38	2,007
Non-interest expense	4,262	4,091	16,725	16,903
Income before income taxes	1,817	1,530	6,968	5,299
Income tax expense	513	475	2,066	1,629
Net income	1,304	1,055	4,902	3,670
Preferred stock dividends and accretion of discount	139	155	779	618
Net income available to common stockholders	$1,165	$900	$4,123	$3,052
Net income per common share, diluted	$0.43	$0.34	$1.53	$1.16

Reconciliation of Non-GAAP Financial Measures (Unaudited)
(Dollars in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010

GAAP net income	$1,304	$1,055	$4,902	$3,670
Gains on sale of investment securities	(36)	(633)	(38)	(2,007)
Prepayment penalties on FHLB advances	0	0	0	560
Income tax adjustment	10	223	11	491
Non-GAAP net income (Core earnings)	$1,278	$645	$4,875	$2,714

Condensed Consolidated Statement of Financial Condition (Unaudited)
(Dollars in thousands)

	December 31,	December 31,
	2011	2010

Cash and cash equivalents	$32,877	$26,360
Investment securities	143,957	150,592
Loans and leases	403,684	396,171
Allowance for credit losses	(6,164)	(5,884)
Net loans and leases	397,520	390,287
Premises and equipment, net	7,846	8,248
Other assets	24,899	26,845
Total assets	$607,099	$602,332

Deposits	$497,545	$492,746
FHLB advances	20,000	25,000
Repurchase agreements	23,770	23,349
Other borrowings	9,877	11,881
Other liabilities	4,851	4,148
Stockholders' equity	51,056	45,208
Total liabilities and stockholders' equity	$607,099	$602,332

DNB Financial Corporation
Selected Financial Data (Unaudited)
(Dollars in thousands, except per share data)

	Quarterly
	2011	2011	2011	2011	2010
	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr
Earnings and Per Share Data
Net income available to common stockholders	$1,165	$964	$1,134	$860	$900
Basic earnings per common share	$0.43	$0.36	$0.42	$0.32	$0.34
Diluted earnings per common share	$0.43	$0.36	$0.42	$0.32	$0.34
Dividends per common share	$0.03	$0.03	$0.03	$0.03	$0.03
Book value per common share	$14.14	$14.03	$13.80	$12.95	$12.55
Tangible book value per common share	$14.07	$13.96	$13.73	$12.90	$12.49
Average common shares outstanding	2,686	2,678	2,670	2,664	2,650
Average diluted common shares outstanding	2,699	2,696	2,690	2,698	2,655

Performance Ratios
Return on average assets	0.85%	0.82%	0.84%	0.68%	0.69%
Return on average equity	10.08%	10.15%	10.78%	8.95%	8.80%
Return on average tangible equity	10.11%	10.19%	10.83%	8.99%	8.84%
Net interest margin	3.74%	3.70%	3.65%	3.61%	3.32%
Efficiency ratio	68.24%	64.52%	64.25%	69.30%	70.99%

Asset Quality Ratios
Net charge-offs to average loans	0.40%	0.48%	0.28%	0.00%	1.04%
Non-performing loans/Total loans	1.89%	1.95%	1.65%	1.67%	1.82%
Allowance for credit loss/Total loans	1.53%	1.55%	1.54%	1.54%	1.49%
Allowance for credit loss/Non-performing loans	80.66%	79.32%	93.52%	92.25%	81.46%

Capital Ratios
Total equity/Total assets	8.41%	8.30%	7.73%	7.60%	7.51%
Tangible equity/Tangible assets	8.38%	8.27%	7.70%	7.57%	7.51%
Tangible common equity/Tangible assets	6.25%	6.14%	5.87%	5.68%	5.56%
Tier 1 leverage ratio	10.14%	9.65%	9.42%	9.47%	9.25%
Tier 1 risk-based captial ratio	14.32%	14.03%	13.51%	13.33%	13.03%
Total risk-based captial ratio	15.57%	15.29%	14.77%	14.59%	14.28%